                         EXECUTIVE RETIREMENT AGREEMENT

        THIS AGREEMENT entered into and effective the 6th day of December, l993, between GEORGIA-PACIFIC CORPORATION, a Georgia corporation, having its principal office in Atlanta, Georgia (hereinafter referred to as "G-P"), and JAMES F. KELLEY (hereinafter referred to as "Employee");

                              W I T N E S S E T H :
        WHEREAS, Employee is and will be rendering valuable services to G-P and its subsidiaries, and G-P desires to receive the benefit of Employee's continued loyalty, service and counsel and to assist Employee in providing for the contingencies of death, disability and old age dependency;
        IT IS HEREBY AGREED:
        1.   General.
             Provided that the eligibility conditions of continued employment of Employee by G-P and/or its subsidiaries as set forth in Paragraphs 2 through 7 of this Agreement are met, G-P agrees to make monthly payments ("Retirement Payments") to Employee or to Employee's surviving spouse as hereinafter provided.
        2.   Normal Retirement.
             (a) Employee will be eligible for Normal Retirement as of the date the Employee's employment terminates after attaining age sixty-five (65) after continuous service with G-P and/or its subsidiaries (as defined in Paragraph 8) from the date of this Agreement (or any predecessor agreement described in Paragraph 17).
             (b) If Employee is eligible for such payments under Paragraph 2(a), Retirement Payments to Employee upon Normal Retirement shall commence on the first day of the month following the last day for which the Employee receives either vacation pay or base salary after termination of employment with G-P and its subsidiaries ("pay-through date"). Such payments shall continue monthly on the first day of each month during the lifetime of the Employee and, subject to the survivor annuity provisions of Paragraph 7, shall end with the payment for the month of his or her death.
             (c) The monthly Retirement Payment to Employee if eligible for Normal Retirement under Paragraph 2(a) shall be calculated as follows:
                   (1) Fifty percent (50%) of the Employee's average monthly cash salary (as defined below), including any cash salary which he or she elected to defer, for the last forty-eight (48) full calendar months of his or her employment by G-P and/or its subsidiaries (or, if fewer, all full calendar months of his or her employment with G-P and/or its subsidiaries which immediately precede termination of such employment);
                   (2) Less, the annuity equivalent (as defined below) of benefits, if any, payable to or on behalf of Employee under all other retirement compensation plans maintained by G-P and/or its subsidiaries
   (as defined below), which are attributable to contributions made by G-P and/or its subsidiaries (excluding any cash salary which he or she elected to defer under such plans). For purposes of this paragraph the following terms are defined as follows:
                        (A) "Cash salary" - shall mean base salary and annual management incentive bonuses only and excludes without limitation deferred compensation under any long-term incentive program, bonuses for purpose of offsetting taxation and any other incentive compensation; provided that annual management incentive bonuses shall be counted in the year(s) or partial year(s) with respect to which they are earned (rather than in the year of payment) and shall be prorated for partial years (if not already prorated to reflect partial year participation) included in the forty-eight (48) month averaging period and provided, further, that if the annual management incentive bonus amount with respect to any part of that period is unavailable at the time Retirement Payments are to commence, an estimated benefit will be paid based on the available compensation data, subject to a retroactive adjustment when final data are available.
                        (B) "Annuity equivalent" - of a given benefit shall mean the actuarial equivalent, single life (in the case of an Employee who is single when benefits commence) or joint and fifty percent (50%) survivor annuity (in all other situations) determined as of the Employee's last day worked for G-P or its subsidiaries ("Employee's last day worked") using (without limitation) the then applicable actuarial equivalence factors adopted for the Georgia-Pacific Corporation Salaried Employees Retirement Plan (the "SERP"), statutory restrictions on qualified plan benefits as in effect on the Employee's last day worked and the methods and assumptions which were published and used by the Pension Benefit Guaranty Corporation for plan terminations occurring during the first month of the calendar quarter during which Employee's last day worked occurs; provided however that notwithstanding the foregoing, if the Employee elects to retain his or her SERP benefits in that plan after the Employee's last day worked and the amount of those benefits is increased due to adjustments in the statutory restrictions on qualified plan benefits between the Employee's last day worked and the date of distribution of his or her SERP benefits, the Employee's benefits under this Agreement will be recalculated with respect to the first payment due after the date of the SERP distribution (and all future payments) solely to reflect the greater offset necessitated by the above-described increase in the SERP benefit; and provided further that with respect to benefits under retirement compensation plans maintained by G-P and/or its subsidiaries which depend on investment performance and which have been distributed to the Employee prior to his last day worked, G-P's actuarial equivalent calculation shall take into account such investment performance by deeming the appropriate investment gain between the date of any such distribution of benefits the Employee's last day worked to be the Periodic Adjustment percentage under the SERP as in effect from time to time during that period and the investment gain for periods after the Employee's last day worked to be the Periodic Adjustment percentage for the SERP as of the Employee's last day worked.
                        (C) "Retirement compensation plans maintained by G-P and/or its subsidiaries" - shall mean any qualified or non-qualified retirement plans covering the Employee (including, without limitation, the Georgia-Pacific Corporation Savings and Capital
        Growth Plan - formerly the Georgia-Pacific Stock Bonus Trust - and the SERP but excluding the former Georgia-Pacific Corporation Payroll-Based Employee Stock Ownership Plan) to the extent that benefits under such plans are attributable to contributions made by G-P and/or its subsidiaries.
        3.   Early Retirement.
             (a) Employee will be eligible for Early Retirement as of the date Employee's employment terminates after reaching age fifty-five (55) and completing at least fifteen (15) years of continuous service with G-P and/or its subsidiaries (as defined in Paragraph 8).
             (b) If Employee is eligible for such payments under Paragraph 3(a), Retirement Payment to Employee upon Early Retirement shall commence on the first day of the month following the Employee's pay-through date or the Employee's attainment of the age of sixty-two (62) years, whichever last occurs. Such payments shall continue monthly on the first day of each month during the lifetime of the Employee and, subject to the survivor annuity provisions of Paragraph 7, shall end with the payment for the month of his or her death.
             (c) The monthly Retirement Payment payable to Employee if eligible for Early Retirement under Paragraph 3(a) shall be equal to the Retirement Payment to which the Employee


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


would be entitled if the Employee were eligible for Normal Retirement under Paragraph 2(a) as of the Employee's date of termination of employment.
        4.   Termination.
             (a) Employee will be eligible for Termination benefits as of the date Employee's employment terminates for any reason other than Normal Retirement, Early Retirement, Pre-Termination Disability or Pre-Termination Death (under Paragraphs 2(a), 3(a), 5(a) or 6(a), respectively).
             (b) If Employee is eligible for such payments under Paragraph 4(a), Retirement Payments to Employee upon Termination shall commence on the first day of the month following the Employee's pay-through date or the Employee's attainment of the age of sixty-two (62) years, whichever last occurs. Such payments shall continue monthly on the first day of each month during the lifetime of the Employee and, subject to the survivor annuity provisions of Paragraph 7, shall end with the payment for the month of his or her death.
             (c) The monthly Retirement Payment payable to Employee if eligible for Termination benefits under Paragraph 4(a) shall be calculated as follows:
                   (1) Determine the Retirement Payment to which the Employee would be entitled if the Employee were eligible for Normal Retirement under Paragraph 2(a) as of the date of the Employee's termination of employment;
                   (2) Multiply that amount by a fraction, the numerator of which shall equal the number of full years of continuous service which Employee has completed with G-P and/or its subsidiaries (as defined in Paragraph 8) on or before the date his or her employment terminates or fifteen (l5), whichever is less, and the denominator of which shall be fifteen (l5).
        5.   Pre-Termination Disability.
             (a) Employee will be eligible for Pre-Termination Disability benefits as of the date Employee's employment terminates by reason of disability - as determined by the Stock Option Plan and Management Compensation Committee of G-P's Board of Directors (the "Committee").
             (b) If Employee is eligible for such benefits under Paragraph 5(a), Retirement Payments to Employee upon Pre-Termination Disability shall commence on the first day of the month following the Employee's pay-through date (as determined by the Committee). Such payments shall continue monthly on the first day of each month during the lifetime of the Employee and, subject to the survivor annuity provisions of Paragraph 7, shall end with the payment for the month of his or her death.
             (c) The amount of the monthly Retirement Payment payable to Employee if eligible under Paragraph 5(a) for Pre-Termination Disability benefits shall be calculated as follows:
                    (1) Determine the monthly Retirement Payment to which the Employee would be entitled if the Employee were eligible for Normal Retirement under Paragraph 2(a) as of the Employee's date of termination due to disability;
                    (2) Multiply the result in subparagraph (c)(1) by the appropriate early commencement percentage as indicated below:

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


           Age of Employee
            At Termination
        Because of Disability             Percentage
                 64                          100%
                 63                          100%
                 62                          100%
                 61                           94%
                 60                           88%
                 59                           82%
                 58                           76%
                 57                           70%
                 56                           64%
                 55                           58%
                 54 and prior                 50%

        6.   Pre-Termination Death.
             (a) Employee's surviving spouse (as defined in Paragraph 6(d)) will be eligible for Pre-Termination Death benefits as of the date Employee's employment terminates by reason of death.
             (b) If Employee's surviving spouse (as defined in Paragraph 6(d)) is eligible for such benefits under Paragraph 6(a), Retirement Payments to Employee's surviving spouse by reason of Employee's death prior to termination shall commence on the first day of the month following the later of the date of death of Employee or the Employee's pay-through date. Such payments shall continue monthly on the first day of each month during the lifetime of the Employee's surviving spouse only and shall end with the payment for the month of his or her death.
             (c) The amount of the monthly Retirement Payment payable to Employee's surviving spouse if eligible under Paragraph 6(a) for Pre-Termination Death benefits shall be calculated as follows:
                    (1) Determine the monthly Retirement Payment to which the Employee would be entitled if the Employee were eligible for Normal Retirement under Paragraph 2(a) as of the Employee's date of death;
                    (2) Multiply the result in subparagraph (c)(1) by the appropriate early commencement percentage as indicated below:

           Age of Employee
              At Death                    Percentage
                 64                           50%
                 63                           50%
                 62                           50%
                 61                           47%
                 60                           44%
                 59                           41%
                 58                           38%
                 57                           35%
                 56                           32%
                 55                           29%
                 54 and prior                 25%

             (d) For purposes of this Paragraph 6 only, Employee's "surviving spouse" shall mean the Employee's spouse at the time of Employee's death.

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


             7.     Post-Termination Death.
             (a) Employee's surviving spouse (as defined in Paragraph 7(d)) will be eligible for Post-Termination Death benefits as of:
                    (1) The date Employee dies after benefits under this Agreement have commenced; or
                    (2) The date Employee dies if such death occurs after the Employee's employment with G-P and its subsidiaries has terminated, but before Retirement Benefit Payments pursuant to Paragraph 2(b), 3(b), 4(b) or 5(b) have commenced, and at a time when the Employee has met the eligibility requirements for benefits under this Agreement stated in Paragraphs 2(a), 3(a), 4(a) or 5(a).
             (b) If Employee's surviving spouse (as defined in Paragraph 7(d)) is eligible for such benefits, Retirement Payments to Employee's surviving spouse by reason of Employee's death after termination shall commence on the first day of the month following the latest of:
                    (1)  The death of Employee, or
                    (2) If eligible under Paragraph 7(a)(1), the last day of the period for which Employee's benefit payments have been paid, or
                    (3) If eligible under Paragraph 7(a)(2), the Employee's pay-through date.
Such payments shall continue monthly on the first day of each month during the lifetime of the Employee's surviving spouse only and shall end with the payment for the month of his or her death.
             (c) The amount of the monthly Retirement Payment payable to Employee's surviving spouse (as defined in Paragraph 7(d)) if eligible under Paragraph 7(a) for Post-Termination Death benefits shall be calculated as follows:
                   (1) If eligible under Paragraph 7(a)(1), Employee's surviving spouse (as defined in Paragraph 7(d)) shall be entitled to the payment of a monthly benefit for the rest of such spouse's lifetime equal to fifty percent (50%) of the monthly Retirement Payment which was being paid to Employee immediately before his or her death;
                   (2) If eligible under Paragraph 7(a)(2), Employee's surviving spouse (as defined in Paragraph 7(d)) shall be entitled to the payment of a monthly Retirement Payment for the rest of such spouse's lifetime equal to fifty percent (50%) of the monthly Retirement Payment which would have been payable to Employee if he or she had survived until Retirement Payments commenced, provided however that if Employee dies prior to attaining age sixty-two (62), the survivor benefit shall be further adjusted as provided in Paragraph 6(c)(2).
             (d) For purposes of this Paragraph 7 only (but subject to subparagraph (e) below), Employee's "surviving spouse" means a spouse who is Employee's lawful spouse on the date of Employee's death and (i) in the case of Paragraph 7(c)(1), on the date the Employee's benefits under this Agreement commenced or (ii) in the case of Paragraph 7(c)(2), on the date of Employee's death.
             (e) Notwithstanding anything in Paragraph 7(d) to the contrary, if Employee is entitled to Retirement Payments and after termination of employment with G-P and/or its subsidiaries, (i) Employee marries or remarries after the date he or she reaches age sixty-two (62) or the date his or her employment by G-P and/or its subsidiaries terminates, whichever is later, and (ii) Employee desires to provide for the payment of a survivor benefit to his or her new spouse if such spouse survives Employee, Employee shall have the right to make an irrevocable election (in a form satisfactory to G-P) to convert the monthly Retirement Payments to which he or she is entitled under this Agreement into an actuarial equivalent benefit (as determined by G-P using the actuarial factors specified in Paragraph 2(c)) which will provide a reduced monthly Retirement Payment to Employee for his or her lifetime and, if Employee's new spouse survives Employee, will provide such new spouse with a monthly benefit equal to fifty percent (50%) of Employee's reduced monthly Retirement Payments for the rest of such new spouse's lifetime. If Employee marries or remarries after termination because of disability under Paragraph 5, the provisions of this subparagraph (without regard to clause (i)) shall apply.
        8.   Continuous Service.
             For purposes of this Agreement, "continuous service with G-P and/or its subsidiaries" shall mean a period of unbroken employment with G-P and/or its subsidiaries. Employment with a subsidiary shall be counted only for periods during which the subsidiary's relationship with G-P existed.
        9.   Forfeiture of Benefits.
             As consideration for the benefits provided under this Agreement and notwithstanding any other provisions of this Agreement, Employee shall forfeit all entitlement to monthly Retirement Payments (whether to Employee or Employee's spouse) if Employee, within a period of three (3) years after the date Employee's employment with G-P and its subsidiaries terminates, whether by retirement or otherwise, is employed as an officer, director, manager, sales representative (if his or her responsibilities at G-P included sales) or business consultant in the United States by another employer which, combined with its affiliates, has annual sales of $25,000,000 or more and which is a competitor with G-P or its subsidiaries in the United States (a "competing position"). Employee shall notify the Chairman of the Board of the Company of his or her acceptance of a competing position within ten (10) days after the effective date of his acceptance and shall reimburse G-P for any payments under this Agreement to which he is not entitled. G-P may offset this obligation of employee against any and all obligations or liabilities it owes to Employee, and if it is necessary to seek reimbursement through legal process, Employee agrees to reimburse G-P for its costs and attorneys fees in such an action. For purposes of this Paragraph 9: (i) the term "affiliate" shall mean any entity directly or indirectly controlling, controlled by or under common control with the employer in question, whether by stock ownership, agreement or otherwise; (ii) the terms "control", "controlling" and "controlled" shall refer to direct or indirect ownership of at least fifty percent (50%) of the voting stock, partnership interests or income or other beneficial interest with respect to the entity in question; and (iii) the term "competitor with G-P or its subsidiaries" shall mean (A) with respect to any non-executive officer who has had managerial and/or operational responsibility for a period of at least six (6) months during the three (3) years prior to termination for particular business unit(s), division(s) or subsidiary(ies) of G-P or its subsidiaries, an entity which competes with G-P or its subsidiaries with respect to any of the products manufactured and/or marketed by such business unit(s), division(s) or subsidiary(ies); (B) with respect to executive officers and officers who have had corporate staff responsibilities for at least six (6) months during the three (3) years prior to termination, any entity which competes with G-P or its subsidiaries in the lumber, plywood, pulp, paper or chemical businesses in the United States. Once benefits are forfeited under this provision they may not be reinstated, even if the competing position is relinquished. If any aspect of this forfeiture provision is determined to be unenforceable as drafted, it is the intention of the parties that, to the extent permitted by applicable law, the objectionable portion(s) of this provision shall be severed or restricted (as the case may be) and that, except as so modified, the provision shall be enforced.
        10. Nothing contained in this Agreement and no action taken pursuant to the provisions of this Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between G-P and Employee, or Employee's spouse, or any other person. This Agreement does not create any escrow account, trust fund or any other form of asset segregation. Any Retirement Payments due under the provisions of this Agreement shall be paid from the general funds of G-P. To the extent any person acquires a right to receive payments from G-P under this Agreement, such right shall be no greater than the right of any unsecured general creditor of G-P.

        11. The right of Employee or any other person to Retirement Payments under this Agreement shall not be subject to the claims of their creditors or others, nor to legal process, and shall not be assigned, transferred, pledged or encumbered.
        12. Nothing contained herein shall be construed as conferring upon Employee the right to continue in the employ of G-P and/or its subsidiaries as an executive or in any other capacity.
        13. The annual Retirement Payments provided for by this Agreement shall not constitute "compensation" for purposes of computing compensation for any qualified deferred compensation plan maintained by G-P or its subsidiaries.
        14. The Board of Directors of G-P shall have full power and authority to interpret, construe and administer this Agreement and the Board's interpretation and construction thereof, and actions thereunder shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.
        15. This Agreement shall be binding upon and inure to the benefit of G-P and its subsidiaries, its successors and assigns, and to the Employee and Employee's heirs, executors, administrators and legal representatives.
        16. All actions for the enforcement of any rights under, or interpretation of, this Agreement shall be brought in the courts of the State of Georgia or (to the extent that jurisdictional requirements permit) in federal courts located in the State of Georgia, and all participants in this Plan agree to be subject to the jurisdiction of such courts for the purpose of any such actions. The Plan shall be construed and its provisions enforced and administered in accordance with the laws of the State of Georgia and, to the extent applicable, federal law.
        17. It is understood and agreed by the parties that if there is an Executive Retirement Agreement between Employee and G-P entered into prior to the date of this Agreement, this Agreement is a mutually-agreed amendment and restatement of such Agreement and that, further, any such prior Agreement is acknowledged to be superseded by this Agreement as of the effective date of this Agreement specified above.
        18.  Any notices required by this Agreement shall be sent as follows:

 If to:  Employee:            James F. Kelley
                              133 Peachtree Street N. E.
                              Atlanta, Georgia 30303

         G-P:                 Georgia-Pacific Corporation
                              133 Peachtree Street, N.E.
                              Atlanta, Georgia  30303

                              Attention:  Chairman and Chief Executive Officer

Any party may specify in writing to the other party a change of address for purposes of this Paragraph 18, and any such change shall be effective upon receipt of such written notice.
          IN WITNESS WHEREOF, G-P has caused this Agreement to be executed by its duly authorized officer and Employee has hereunto set his/her hand as of the date first above written.

                          GEORGIA-PACIFIC CORPORATION


                          By: /s/  A. D. Correll
                              ------------------------------------
                              A. D. Correll
                              Chairman and Chief Executive Officer

                          EMPLOYEE:

                          /s/  James F. Kelley
                          --------------------------
                          James F. Kelley


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